Exhibit 99.1

WENTWORTH ENERGY ANNOUNCES INTITIAL PRODUCTION FROM ITS STUDDARD-STEWARD M#1 WELL

Palestine, TEXAS – October 18, 2010 - Wentworth Energy, Inc. (OTCBB:WNWG) announced today that frac operations on the Studdard-Steward M#1 well are complete. The well is producing around 530 MCFPD, and may have reserves of up to 1BCF of gas. No oil is being produced. Wentworth has a 19.5% royalty interest in the well. Production from the well is less than expected, due to mechanical difficulties in the production string, which prevented more than half of the frac fluids from being injected into the formation.

About Wentworth Energy, Inc.

Wentworth Energy is an independent exploration and production company focused on developing North American oil and natural gas reserves. The company owns a 27,557-acre mineral block in east central Freestone County and west central Anderson County in the active East Texas Basin. Wentworth Energy trades under the ticker symbol WNWG. For more information on the Company visit www.wentworthenergy.com

This Press Release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A statement identified by the words “expects,” “projects,” “plans,”, “feels”, “anticipates” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Wentworth Energy believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.